WHEREAS, the Board of Directors of Security Income Fund has determined that amending the investment policies of Security Income Fund, U.S. Government Series is in the best interests of the Series and its shareholders;

WHEREAS, the Board of Directors believes that the changes to the Series' investment policies would make the Series attractive to a larger group of prospective shareholders;

WHEREAS, the Board of Directors has considered that the Series' investment objective would not be changed;

WHEREAS, the Board of Directors has considered that U.S. Government Series would no longer invest at least 80% of the value of its total assets in U.S. Government securities;

WHEREAS, the Board of Directors has determined that the Series' name is no longer appropriate in light of the changes in its investment policies;

WHEREAS, Security Management Company, LLC has proposed a reduction in the investment advisory fee for the U. S. Government Series of Security Income Fund;

WHEREAS, Security Management Company, LLC has represented that it would not reduce the quantity or quality of the investment advisory services provided;

WHEREAS, the Board of Directors has considered the proposed fee reduction, which would reduce the fee from 0.50 percent to 0.35 percent of the Series' average daily net assets;

WHEREAS, the Board of Directors has considered that the reduced fee is in the best interests of the Series and its shareholders;

WHEREAS, the Board of Directors has considered that the reduced fee would improve the Series' performance and make it a more attractive investment for prospective shareholders;

NOW, THEREFORE, BE IT RESOLVED, that the investment policies of Security Income Fund, U.S. Government Series are hereby amended to read as follows:

"The U.S. Government Series will pursue its objective of a high level of interest income with security of principal by investing in a broad range of debt securities, including (i) at least 35% of its net assets in securities issued by U.S. and Canadian corporations; (ii) securities issued or guaranteed by the U.S. Government or any of its agencies or instrumentalities, including Treasury bills, certificates of indebtedness, notes and bonds; (iii) securities issued or guaranteed by, the Dominion of Canada or provinces thereof; (iv) securities issued by foreign governments, their agencies, and instrumentalities, and foreign corporations, provided that such securities are denominated in U.S. dollars; (v) higher yielding, high risk debt securities (commonly referred to as "junk bonds"); (vi) certificates of deposit issued by a U.S. branch of a foreign bank ("Yankee CDs"); (vii) investment grade mortgage-backed securities ("MBSs");
(viii) investment grade asset-backed securities; (ix) zero coupon securities; and (x) interest rate and total return swap agreements.

"The U.S. Government Series will limit its investment in certain types of securities as follows: (i) no more than 25% of its net assets in junk bonds;
(ii) no more than 25% of its net assets in debt securities denominated in U.S. dollars issued by foreign governments, their agencies and instrumentalities and by foreign corporations; (iii) no more than 10% of its total assets in securities which are restricted as to disposition under federal securities laws; provided that this limitation does not apply to restricted securities which are eligible for resale pursuant to Rule 144A under the Securities Act of 1933; (iv) no more than 15% of its total assets in illiquid securities; and (v) no more than 10% of its net assets in securities known as "inverse floating obligations," "residual interest bonds," "interest-only" (IO) and "principal only" (PO) bonds.

"U.S. Government Series may not borrow money or securities for any purposes except that borrowing up to 10% of the Series' total assets from commercial banks is permitted for emergency or temporary purposes. The Series may purchase securities on a "when issued" or "delayed delivery" basis and may invest in overnight repurchase agreements. The Series may invest in certificates of deposit, bank demand accounts, high quality money market instruments and money market mutual funds and, from time to time, may invest part or all of its assets in commercial notes or money market instruments.

"U.S. Government Series may buy and sell futures contracts, exchange-traded and over-the-counter put and call options, including index options, securities options, currency options and options on futures, provided that a call or put may be purchased only if after such purchase, the value of all call and put options held by the Series will not exceed 5% of the Series' total assets. The Series may write only covered put and call options."

FURTHER RESOLVED, that the Board of Directors hereby directs the appropriate officers of the Fund, with the assistance of counsel, to file such supplements to the currently effective prospectus and SAI as shall be necessary for such documents to reflect the actions taken at this meeting.

FURTHER RESOLVED, that the appropriate officers of the Fund are hereby authorized and directed to amend the registration statement of the Fund to reflect the changes in investment techniques and strategies of the U.S. Government Series approved at this meeting.

FURTHER RESOLVED, that the Board of Directors has determined that Security Management Company, LLC would not reduce the quantity or quality of the investment advisory services provided the investment advisory agreement between Security Income Fund and Security Management Company, LLC dated November 1, 1999, is amended to reflect an investment advisory fee for U.S. Government Series equal to an annual rate of 0.35 percent of the average daily net assets of that Series.

FURTHER RESOLVED, that the Board of Directors has determined that the proposed amendment of the investment advisory agreement with Security Management Company, LLC is in the best interests of the U.S. Government Series and its shareholders.

FURTHER RESOLVED, that the Board of Directors hereby approves the form of investment advisory agreement between Security Income Fund and Security
Management Company, LLC dated November 1, 1999, as amended to reflect an investment advisory fee for U.S. Government Series equal to an annual rate of
0.35 percent of the average daily net assets of that Series.

FURTHER RESOLVED, that the officers of Security Income Fund are hereby authorized to execute the amended investment advisory agreement, effective as of the date of this meeting.

FURTHER RESOLVED, that, the name of U. S. Government Series A and U. S. Government Series B of Security Income Fund is hereby changed to Diversified Income Series A and Diversified Income Series B.

FURTHER RESOLVED, that, the appropriate officers of the corporation be, and they hereby are, authorized and directed to take such action as may be necessary under the laws of the State of Kansas or as they deem appropriate to cause the foregoing resolutions to become effective, including but not limited to filing with the Kansas Secretary of State's Office the corporation's amended certificate of designation.